Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2003 Directors’ Stock Option Plan of (i) our report dated July 11, 2003 with respect to the financial statements of Cintas Corporation and (ii) our opinion dated August 22, 2003 with respect to the financial statement schedule of Cintas Corporation, included or incorporated by reference in its Annual Report (Form 10-K) for the year ended May 31, 2003, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Cincinnati, Ohio
October 29, 2003